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                                                                    EXHIBIT 23.2

                    INDEPENDENT AUDITORS' REPORT AND CONSENT

The Board of Directors and Shareholders
THE PITTSTON COMPANY

     The audits referred to in our reports dated September 29, 1995 for Pittston Burlington Group and Pittston Brink's Group, included the related financial statement schedules as of December 31, 1994, and for each of the years in the three-year period ended December 31, 1994, included in the registration statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, the Groups' financial statement schedules, when considered in relation to the respective basic combined financial statements of Pittston Burlington Group and Pittston Brink's Group taken as a whole, present fairly in all material respects the information set forth therein.

     We consent to the use of our reports dated January 25, 1995 on the consolidated financial statements and schedules for The Pittston Company and subsidiaries and on the financial statements for the Pittston Minerals Group and our reports dated September 29, 1995 on the financial statements and schedules for the Pittston Burlington Group and the Pittston Brink's Group included herein or incorporated by reference and to the reference to our firm under the heading 'Experts' in the prospectus.

     Our reports dated January 25, 1995 for Pittston Minerals Group and September 29, 1995 for Pittston Burlington Group and Pittston Brink's Group contain an explanatory paragraph that states that the financial statements of Pittston Minerals Group, Pittston Burlington Group and Pittston Brink's Group should be read in connection with the audited consolidated financial statements of The Pittston Company and subsidiaries.

                                          KPMG PEAT MARWICK LLP


Stamford, Connecticut
November 16, 1995